CALTON, INC.
                            FORM 10-K
             FOR FISCAL YEAR ENDED NOVEMBER 30, 1995

                          EXHIBIT 10.5
            EXECUTIVE EMPLOYMENT AGREEMENT AMENDMENT
            BETWEEN THE COMPANY AND DOUGLAS T. NOAKES
                     DATED NOVEMBER 21, 1995



AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

     This Amendment (the "Amendment") dated November 21, 1995 to the Executive Employment Agreement dated as of January 26, 1994
(the "Agreement") by and between Calton, Inc., a New Jersey corporation (the "Employer") and Douglas T. Noakes (the
"Executive").

W I T N E S S E T H:

     WHEREAS, the parties hereto agree that it is in their best interests to terminate the employment relationship of Executive as President and Chief Executive Officer of Employer; and

     WHEREAS, the Executive will resign as a member of the Employer's Board of Directors; and

     WHEREAS, the Employer has agreed to accept the resignation of the Executive and amend the Agreement in accordance with the provisions of this Amendment.

     NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

  1. Effective on Tuesday, November 21, 1995 at 10 a.m. Executive hereby tenders his resignation as President, Chief Executive Officer and as a member of the Board of Directors of the Employer and further resigns in all capacities in which Executive serves for any of the Employer's subsidiary corporations and as trustee or administrator for any employee benefit plan sponsored by the Employer or any of its subsidiaries. The Employer hereby accepts the Executive's resignation effective upon the execution of this Amendment.

  2. Executive hereby assigns to the Employer that portion of any cash surrender value in the Whole Life Insurance Policy referenced in Section 3.4 of the Agreement which represents the full amount of the accumulated policy premiums paid by the Employer on behalf of the Executive in accordance with the provisions of Section 3.4 of the Agreement. Upon Employer's payment of the premiums of $191,260 on or before January 3, 1996, the Employer will have fulfilled its obligations to provide a fully paid whole life insurance policy and Employer shall have no further obligations with respect thereto under Section 3.4.

  3. Employer hereby agrees that the provisions of Section 4.5 of the Agreement are hereby modified to provide that the Executive shall be entitled to receive all of the benefits and compensation provided for in Sections 4.4 and 4.7 of the Agreement as a result of the Executive's resignation of employment with the Employer.
For purposes of this Amendment, the Option Agreement referenced in
Section 3.3 of the Agreement and the Amended Option Grant Agreement dated April 19,1995, the Executive's resignation shall be deemed included within the meaning of a termination of the Agreement pursuant to Section 4.4.

  4.   The Employer hereby agrees that the Executive is entitled to
21.5 days of accrued and unused vacation days equal to $25,221 to be paid on or before January 3, 1996. In addition, the parties agree to modify the payment provisions set forth in Section 4.7(a) to provide that Executive shall receive normal payroll checks in the gross amount of $33,628.34 until the end of the calendar year 1995 in accordance with the Employer's normal practices. Within ten (10) days after January 1, 1996, Employer will pay Executive a lump sum payment of $316,371.76, which is equal to $350,000 less the amount of $33,628.34 in payments made to Executive as provided for in this Section 5. In addition, Employer has agreed to reimburse Executive the cost of his airline tickets to attend the Board of Directors Meeting of November 21, 1995 in the amount of $590 in accordance with normal expense reimbursement procedures of the Employer.

  5. Employer and Executive hereby agree that Executive's Bonus Compensation pursuant to Section 3.2 of the Agreement shall be $18,000, and upon payment of that amount to Executive on or before January 3, 1996, Employer shall have no further obligations to Executive for any Bonus Compensation under the Agreement.

  6. Executive hereby agrees that the provisions of Section 5 of the Agreement, Covenants of the Executive, shall be binding on the Executive as set forth therein and for purposes of this Amendment, the Executive's resignation shall not be deemed to invalidate or render unenforceable any of the provisions contained in Section 5 of the Agreement. For purposes of this Amendment, as of the date hereof, the scope of Section 5.1.1 of the Agreement shall not be deemed to include the states of California, Illinois, Pennsylvania, Florida with the exception of the Orlando metropolitan area and any other county in Florida in which the Employer currently owns property or has executed a contract to purchase land and New Jersey with the exception of Morris, Warren, Hunterdon, Middlesex, Somerset, Mercer, Monmouth and Burlington counties.

  7. Employer will provide a full accounting to Executive of all benefits calculations required under Section 4.7 of the Agreement.

  8. For purposes of Section 3 of the Supplemental Executive Compensation Agreement dated May 12, 1995 by and between Employer and Executive, Executive's resignation shall be treated as a termination by the Employer in accordance with Section 4.4 of the Agreement and the provisions of the Supplemental Executive Compensation Agreement shall not be invalidated thereby.

  9. The execution and delivery of this Amendment shall terminate the following specific provisions of the Agreement: Sections 1, 2, 3.1, 3.5, 3.6, 4.1, 4.2, 4.3 and 4.6. Except as modified herein, the remaining provisions of the Agreement shall survive and remain in effect to the limited extent necessary to effectuate the termination of Executive's employment with the Employer and provide for the continuing obligations of and payments to the Executive in accordance with this Amendment and the provision of other benefits that survive the termination of Executive's employment, including the provision for indemnification in accordance with Section 8.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed on its or his behalf by its officer thereunto duly authorized or himself, all as of November 21, 1995.

                                   CALTON, INC.


                                   /S/ ROBERT A. FOURNIADIS
                                   ROBERT A. FOURNIADIS
                                   Senior Vice President

                                   /s/ DOUGLAS T. NOAKES
                                   DOUGLAS T. NOAKES
                                   Executive